UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 6, 2007

A. M. Castle & Co.
(Exact name of registrant as specified in its charter)

Maryland	1-5415	36-0879160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

3400 N. Wolf Road, Franklin Park, Illinois	60131
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code:	847/455-7111

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13 e-4(c) under the Exchange Act (17 CFR 240.13 e-4(c))

Item 2.02 Results of Operations and Financial Condition

On Thursday, March 8, 2007 the Company disseminated a press release, attached as Exhibit A, announcing the Company’s operational results for the period ending December 31, 2006.

As part of the press release there is a bridge of the non-GAAP financial measurement of EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) to reported net income. It is shown below the disclosure of the GAAP figures for Operating income, Net income and Diluted earnings per share. This reconciliation of EBITDA to Net income is for the Three Months ended December 31, 2006 and December 31, 2006 and the Year ended December 31, 2006 and December 31, 2006.

The Company believes, however, that EBITDA is an important term and concept because of its use by the professional investment community, including the Company’s primary lenders. The Company believes the use of this Term is necessary to a proper understanding of the changes in the Company’s earnings.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e)	On Tuesday, March 6, 2007, the Board of Directors of A. M. Castle & Co. amended the compensation arrangements with its Chief Operating Officer, Mr. Michael H. Goldberg in the following manner:

	1)	Base compensation was amended to $500,000.00 per annum.

2)
The short term incentive payout for Mr. Goldberg was increased to 60% based upon the Company achieving targeted performance under the Company’s Management Short Term Compensation Plan. Mr. Goldberg could receive 130% of base pay upon the Company’s meeting the maximum target goal.

3)
Mr. Goldberg was award 8,700 shares under the Company’s Long Term Incentive Compensation Plan. Mr. Goldberg will receive those shares at the end of the performance period which commences January 1, 2007 and ends December 31, 2009 provided the Company’s performance meets the targets set under the Plan. The maximum payout could reach 17,400 shares if the maximum goal is reached or could be 0 shares if the targeted performance is not met.

All other aspects of Mr. Goldberg’s compensation remain the same as stated in the 8-K filed January 26, 2006.

Item 9.01. Financial Statements and Exhibits

99.1 Press Release March 8, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. M. Castle & Co.

Lawrence A. Boik
Vice President and Chief Financial Officer

Date	03/12/07

                                                   A. M. CASTLE & CO.                                     3400 North Wolf Road
Franklin Park, Illinois 60131
(847) 455-7111

For Further Information:

—————AT THE COMPANY—————	—————AT ASHTON PARTNERS————
Larry A. Boik Vice President-Finance & CFO	Analyst Contacts:
Katie Pyra
(847) 349-2576	(312) 553-6717
Email: lboik@amcastle.com	Email:kpyra@ashtonpartners.com

Traded: AMEX, CSE (CAS)
Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE
THURSDAY, MARCH 8, 2007

A. M. Castle & Co. Reports 2006 Fourth Quarter and Year End Results;
Announces Third Consecutive Year of Record Sales and Earnings

FRANKLIN PARK, IL, March 8th - A. m. Castle & Co. (AMEX: CAS), a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, today reported record financial results for the fourth quarter and full year ended December 31, 2006.

For the fourth quarter, consolidated net sales including the acquisition of Transtar Metals, which was completed on September 5, 2006, were $322.0 million, an increase of $94.7 million or 41.7% from the fourth quarter of 2005. Net earnings for the quarter were $9.0 million, or $0.47 per diluted share, as compared to $3.1 million or $0.18 per diluted share in the prior year.

For the year, consolidated net sales including Transtar were $1,177.6 million, an increase of $218.6 million or 22.8% over 2005. Net earnings were $54.2 million, or $2.89 per diluted share, as compared to $37.9 million or $2.11 per diluted share in 2005. Both fourth quarter and full year 2005 earnings include a $3.0 million (after-tax), or $0.16 per diluted share, debt refinancing charge.

“2006 marked several major milestones in the company’s 116-year history, which have positioned us for the next stage of development - growing A. M. Castle into a global specialty metals brand,” stated Michael Goldberg, President and CEO of A. M. Castle. “Our revenues surpassed the $1 billion threshold for the first time, while earnings grew 30% to a record $54.2 million.”

“Our long-term strategy is to increase our focus on higher-margin specialty products and complementary value-added services and expand our presence in targeted growth markets on a global basis. We took the first step in our new strategy with the acquisition of Transtar Metals, a leading global aluminum distributor to the aerospace and defense industry. Transtar significantly broadened our global participation in the aerospace industry, which now accounts for approximately 30% of our total revenue,” stated Goldberg.

Goldberg further commented, “Contributing to our 2006 revenue performance were the strong sales of nickel alloy products. Nickel alloy tonnage for the fourth quarter was up nearly 21% over the fourth quarter of 2005 and was 26% higher on a full year comparative basis. The greatest demand for our specialty metals products, including nickel alloys, aluminum, stainless steels and thick carbon plate, were largely into higher growth industries such as aerospace, oil and gas and heavy equipment.”

Metal segment sales were $295.1 million in the fourth quarter, an increase of $94.5 million or 47.1% versus the fourth quarter of 2005. Of this increase, 4.5% was attributable to volume, 12.5% to price increases and the balance to the acquisition of Transtar.

Plastic segment sales were $26.9 million in the quarter, an increase of $0.2 million or 0.8% versus the fourth quarter of last year.

For the full year, Metal segment sales were $1,062.6 million, an increase of $211.3 million or 24.8% versus 2005. Of this increase, 6.5% was attributable to volume, 8.6% to price increases and the balance to the Transtar acquisition.

Plastic segment sales for fiscal year 2006 were $115.0 million, an increase of $7.3 million or 6.8% versus last year. Volume accounted for 3.8% of this increase and the remainder was due to price increases.

“In addition to our 2006 sales growth, we focused on our operations which resulted in improved inventory turnover and operating margin of 7.9% of sales. We were able to successfully manage the intricacies of our customers’ supply-chain networks in an environment of relatively high demand, tight supply and volatile material prices,” commented Mike Goldberg. “The Transtar acquisition, which was the largest in our company’s history, affords us opportunities to further enhance our operating leverage in 2007 through both top-line sales growth and material procurement initiatives. We have already integrated key members of our Castle Metals team with the Transtar team to manage the cross-selling effort of our combined product offerings and enhance our supplier partnerships on a global scale. Through these efforts and a realignment of leadership and certain operations within the company, we have formed the nucleus of an aerospace and defense group within our Metals segment that is focused on servicing the supply chain needs of that industry. This is a cornerstone of our long-term strategy to become the foremost provider of specialty products and services and specialized supply chain solutions for targeted industries,” Goldberg ended.

The company reported continued improvement in inventory turnover. Days sales in inventory (DSI) were 116.7 days in 2006 versus 119.3 days in 2005.
“Looking to 2007, we believe most of the markets we serve will remain strong, supporting further sales growth, but they may exhibit a slower rate of growth than what we enjoyed in recent years. We have targeted further improvements in our inventory turnover for 2007 and remain steadfast in reducing our debt-to-capital ratio from 51.2% at December 31, 2006 to the low 40’s range by year end 2007. In summary, 2007 is already showing signs of being another promising year for our company, and I am excited about the opportunities that lie ahead,” Goldberg concluded.

Also on February 22, 2007, the Company announced a cash dividend of $0.06 per share to be paid on March 16, 2007 to shareholders of record at close of business on March 2, 2007. The Company will be holding its annual shareholders’ meeting at 10:00 am (CST) on April 26, 2007 at it’s corporate headquarters in Franklin Park, IL.

Webcast Information

Management will hold a conference call at 11:00 a.m. ET today to review the Company's results for the three month and twelve month periods ended December 31, 2006. The call can be accessed via the Internet live or as a replay. Those who would like to listen to the call may access the webcast through http://www.amcastle.com.

An archived version of the conference call webcast will be accessible for replay on the above website until the next earnings conference call. A replay of the conference call will also be available for seven days by calling 303-590-3000 (international) or 800-405-2236 and citing code 11084285.

About A. M. Castle & Co.

Founded in 1890, A. M. Castle & Co. is a specialty metal and plastic products and services distributor, principally serving the producer durable equipment sector of the economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. Within its core metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Through its subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle operates over 65 locations throughout North America and Europe. Its common stock is traded on the American and Chicago Stock Exchange under the ticker symbol "CAS".

Safe Harbor Statement / Regulation G Disclosure

This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which the Company has no control. These risk factors and additional information are included in the Company's reports on file with the Securities Exchange Commission.

The financial statements included in this release contain a non-GAAP disclosure, EBITDA, which consists of income before provision for income taxes plus depreciation and amortization, debt extinguishment expense, and interest expense (including discount on accounts receivable sold and loss on extinguishment of debt), less interest income. EBITDA is presented as a supplemental disclosure because this measure is widely used by the investment community for evaluation purposes and provides the reader with additional information in analyzing the Company's operating results. EBITDA should not be considered as an alternative to net income or any other item calculated in accordance with U.S. GAAP, or as an indicator of operating performance. Our definition of EBITDA used here may differ from that used by other companies. A reconciliation of EBITDA to net income is provided per U.S. Securities and Exchange Commission requirements.

CONSOLIDATED STATEMENTS OF INCOME	For the Three		For the Year
(Dollars in thousands, except per share data)	Months Ended		Ended
Unaudited	Dec 31,		Dec 31,
	2006	2005	2006	2005

Net sales	$321,991	$227,257	$1,177,600	$958,978

Costs and expenses:
Cost of materials (exclusive of depreciation)	233,099	164,480	839,235	677,186
Warehouse, processing and delivery expense	34,484	26,792	123,204	108,427
Sales, general, and administrative expense	32,601	23,340	109,406	92,848
Depreciation and amortization expense	4,968	2,588	13,290	9,340
Total operating expense	305,152	217,200	1,085,135	887,801

Operating income	16,839	10,057	92,465	71,177

Interest expense, net	(4,353)	(1,473)	(8,302)	(7,348)
Discount on sale of accounts receivable				(1,127)
Loss on extinguishment of debt	-	(4,904)	-	(4,904)

Income before income taxes and equity earnings of joint venture	12,486	3,680	84,163	57,798

Income taxes	(4,219)	(1,303)	(33,330)	(23,191)
Net income before equity in earnings of joint venture	8,267	2,377	50,833	34,607

Equity in earnings of joint venture	954	960	4,286	4,302
Net income	9,221	3,337	55,119	38,909

Preferred dividends	(242)	(241)	(963)	(961)
Net income applicable to common stock	$8,979	$3,096	$54,156	$37,948

Diluted earnings per share	$0.47	$0.18	$2.89	$2.11

EBITDA *	$22,761	$13,605	$110,041	$84,819

*Earnings before interest, discount on sale of accounts receivable, taxes, depreciation and amortization, and debt extinguishment expense

Reconciliation of EBITDA to net income:	For the Three		For the Year
	Months Ended		Ended
	Dec 31,		Dec 31,
	2006	2005	2006	2005

Net income	$9,221	$3,337	$55,119	$38,909
Depreciation and amortization expense	4,968	2,588	13,290	9,340
Interest expense, net	4,353	1,473	8,302	7,348
Loss on extinguishment of debt	-	4,904	-	4,904
Discount on sale of accounts receivable	-	-	-	1,127
Provision for income taxes	4,219	1,303	33,330	23,191
EBITDA	$22,761	$13,605	$110,041	$84,819

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
Unaudited	December 31,
	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$9,526	$37,392
Accounts receivable, less allowances of $3,112 at December 31, 2006
and $1,763 at December 31, 2005	160,999	107,064
Inventories (principally on last-in, first-out basis)
(latest cost higher by $128,104 at December 31, 2006 and $104,036
at December 31, 2005)	202,394	119,306
Other current assets	18,743	6,351
Total current assets	391,662	270,113
Investment in joint venture	13,577	10,850
Goodwill	101,783	32,222
Intangible assets	66,169	70
Prepaid pension cost	5,681	41,946
Other assets	5,850	4,112
Property, plant and equipment, at cost
Land	5,221	4,772
Building	49,017	45,890
Machinery and equipment	141,090	127,048
	195,328	177,710
Less - accumulated depreciation	(124,930)	(113,288)
	70,398	64,422
Total assets	$655,120	$423,735

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$117,561	$103,246
Accrued liabilities	30,152	21,535
Current and deferred income taxes	17,270	7,052
Short-term debt	123,261	-
Current portion of long-term debt	12,834	6,233
Total current liabilities	301,078	138,066
Long-term debt, less current portion	90,051	73,827
Deferred income taxes	31,782	21,903
Deferred gain on sale of assets	5,666	5,967
Pension and postretirement benefit obligations	10,636	8,467
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value - 10,000,000 shares
authorized; 12,000 shares issued and outstanding	11,239	11,239
Common stock, $0.01 par value - authorized 30,000,000
shares; issued and outstanding 17,047,591 at December 31, 2006
and 16,605,714 at December 31, 2005	170	166
Additional paid-in capital	69,775	60,916
Retained earnings	160,625	110,530
Accumulated other comprehensive (loss) income	(18,504)	2,370
Other - deferred compensation	(1,392)	-
Treasury stock, at cost - 399,614 shares at December 31, 2006
and 546,065 shares at December 31, 2005	(6,006)	(9,716)
Total stockholders' equity	215,907	175,505
Total liabilities and stockholders' equity	$655,120	$423,735

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)	For the Year
Unaudited	Ended Dec 31,
	2006	2005

Cash flows from operating activities:
Net income	$55,119	$38,909
Adjustments to reconcile net income to net cash
from operating activities:
Depreciation and amortization	13,290	9,340
Other non-cash items	2,925	(3,392)
Increase (decrease) from changes, net of acquisitions, in:
Working capital	(60,353)	12,832
Other assets and liabilities	15,680	189
Net cash from operating activities	26,661	57,878

Cash flows from investing activities:
Investments and acquisitions, net of cash acquired	(175,583)	(236)
Capital expenditures	(12,935)	(8,685)
Other	1,747	4,413
Net cash from investing activities	(186,771)	(4,508)

Cash flows from financing activities:
Increased (decreased) borrowings	133,087	(21,271)
Dividends paid on common shares	(4,061)	0
Preferred stock dividends	(963)	(961)
Exercise of stock options and other	4,026	3,020
Net cash from financing activities	132,089	(19,212)

Effect of exchange rate changes on cash and cash equivalents	155	128

Net (decrease) increase in cash and cash equivalents	(27,866)	34,286

Cash and cash equivalents - beginning of year	$37,392	$3,106
Cash and cash equivalents - end of year	$9,526	$37,392